Exhibit 4.1

HYCROFT MINING HOLDING CORPORATION

January 19, 2021

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

Re:       WARRANT ADJUSTMENT CERTIFICATE

Ladies and Gentlemen:

BACKGROUND

This certificate is given pursuant to Section 5.2 of that certain Warrant Agreement, dated as of October 22, 2015 (the “Warrant Agreement”), between Hycroft Mining Corporation, a Delaware corporation (the “Company”), and Computershare Inc., a Delaware corporation, and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, together as Warrant Agent. Capitalized terms used and not defined herein have the meanings ascribed to them in the Warrant Agreement.

On May 29, 2020, pursuant to that certain Purchase Agreement, dated as of January 13, 2020 and amended as of February 26, 2020 (as amended, the “Purchase Agreement”), between the Company, Mudrick Capital Acquisition Corporation, a Delaware corporation (“MUDS”), and MUDS Acquisition Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Acquisition Sub”), the parties thereto consummated the business combination contemplated thereby, whereby, among other things, Acquisition Sub acquired from the Company the issued and outstanding equity interests of the Company’s direct subsidiaries and Acquisition Sub acquired substantially all of the other assets and assumed substantially all of the liabilities of the Company. In connection with the consummation of the business combination, the Company adopted a plan of dissolution and liquidation and filed a certificate of dissolution with the Secretary of State of the State of Delaware and therefore no longer exists. MUDS was a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. In connection with the consummation of the business combination, MUDS changed its name to “Hycroft Mining Holding Corporation.” MUDS is hereinafter referred to as “HYMC” where the reference is to a time after the consummation of the business combination. Upon consummation of the business combination, (1) HYMC assumed the Company’s liabilities and obligations under the Warrant Agreement and (2) Continental Stock Transfer & Trust Company became the new Warrant Agent under the Warrant Agreement.

On May 29, 2020, the stockholders of HYMC authorized the issuance of up to 2,508,002 shares of HYMC’s Class A Common Stock, par value $0.0001 per share (the “Common Stock) pursuant to the Hycroft Mining Holding Corporation Incentive and Performance Plan (“Incentive Plan”). Potential recipients of awards under the Incentive Plan may be issued to Restricted Persons within the meaning of Section 1.1(aaa) of the Warrant Agreement.

On October 6, 2020, the HYMC completed a registered public offering of 9,583,334 units (the “October 2020 Offering”), at a price to the public of $9.00 per unit. Each unit consisted of one share of HYMC’s Class A Common Stock, par value $0.0001 per share (the “Common Stock) and one warrant to purchase one share of Common Stock at an exercise price of $10.50 per share (the “New Warrants”). Certain of the units were sold in the October 2020 Offering to Restricted Persons within the meaning of Section 1.1(aaa) of the Warrant Agreement and on November 9, 2020, HYMC issued a Warrant Adjustment Certificate reflecting adjustments to the Cheap Stock Factor, exercise price and number of shares into which warrants issued under the Warrant Agreement were exercisable following the October 2020 Offering.

Since up to 2,508,002 shares of Common Stock, including Options or other securities convertible into shares of Common Stock, issuable under the Incentive Plan may be issued to Restricted Persons, HYMC has elected to prospectively deem all shares of Common Stock authorized for issuance under the Incentive Plan as Additional Shares of New Common Stock deemed to be issued to Restricted Persons pursuant to Section 5.1(c)(i) of the Warrant Agreement and to make prospectively the associated adjustments to the Per Warrant Share Number, the Exercise Price and the number of shares of New Common Stock, subject to the expressly reserved right to make readjustments pursuant to Section 5.1(c)(iv)(C) of the Warrant Agreement with respect to authorized shares of Common Stock that are determined not to be issued to Restricted Persons under the Incentive Plan.

Per the Warrant Agreement, the prospective deemed issuance of Additional Shares of New Common Stock would require that an adjustment be made to the Cheap Stock Factor, exercise price and number of shares into which warrants issued under the Warrant Agreement are exercisable.

CERTIFICATION

HYMC has elected to prospectively deem all shares of Common Stock authorized for issuance under the Incentive Plan as Additional Shares of New Common Stock deemed to be issued to Restricted Persons pursuant to Section 5.1(c)(i) of the Warrant Agreement. Accordingly, pursuant to Section 5.2 of the Warrant Agreement, the undersigned executive officer of HYMC, hereby certifies solely in such capacity and not in an individual capacity, on behalf of HYMC, that, as of date first written above:

1.            Stanton Rideout is the duly appointed Executive Vice President and Chief Financial Officer of HYMC.

2.            HYMC has elected to prospectively deem all shares of Common Stock authorized for issuance under the Incentive Plan as Additional Shares of New Common Stock deemed to be issued to Restricted Persons pursuant to Section 5.1(c)(i) of the Warrant Agreement.

The Initial Share Number, the issuance and deemed issuance of 2,508,002 shares of New Common Stock to Restricted Persons, the Cheap Stock Factor, the Cheap Stock Factor adjustment fraction, the Per Warrant Share Number, the Exercise Price and the number of shares of New Common Stock, are as follows:

Cheap Stock Factor Adjustment Fraction [Section 5.1(c)]
Numerator
Initial Share Number	50,160,143

Number of shares of new Common Stock issued in October 2020 Offering	9,583,334
Number of shares of new Common Stock to be issued upon exercise of outstanding warrants, other than Warrants	34,289,898
Initial number of shares of new Common Stock to be issued upon exercise of Warrants pre-adjustments	3,210,213
Number of shares of New Common Stock to be issued upon exercise of October 2020 Offering Warrants	9,583,334
Fully diluted number of shares of Common Stock outstanding immediately prior to issuance or deemed issuance to Restricted Persons of New Common Stock under Incentive Plan	106,826,922
Denominator

(I) Fully diluted number of shares of Common Stock outstanding immediately prior to issuance or deemed issuance to Restricted Persons of New Common Stock under Incentive Plan	106,826,922
Plus
(II) Fully diluted number of shares of Common Stock outstanding immediately after issuance or deemed issuance to Restricted Persons of New Common Stock under Incentive Plan	2,508,002
109,334,924

Cheap Stock Factor Adjustment Fraction	0.97706

The Cheap Stock Factor was therefore reduced by the adjustment fraction of 0.97706 and applying such Cheap Stock Factor adjustment fraction (i) the Exercise Price is reduced, (ii) Per Warrant Share Number is increased, and (iii) the number of shares of New Common Stock to be acquired upon exercise of the Warrants is increased, as follows:

	Pre-Adjustment (upon Assumption)	October Issuance, As Adjusted	Cumulative, As Adjusted
Cheap Stock Factor	1.0000	0.92058	0.89946
Per Warrant Share Number	0.25234	0.27411	0.28055
Exercise Price	$44.82	$41.26	$40.31
Number of shares of New Common Stock to be issued upon exercise of Warrants	3,210,213	3,487,168	3,569,051

DIRECTION TO WARRANT AGENT

Pursuant to Section 5.2(ii) of the Warrant Agreement, you are hereby directed as Warrant Agent to give written notice to each Registered Holder in the manner provided in Section 10.2 of the Warrant Agreement, which notice shall state the information herein provided.

HYCROFT MINING HOLDING CORPORATION

By:	/s/ Stanton Rideout
Stanton Rideout, Executive Vice President and Chief Financial Officer

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